SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                     UNDER THE SECURITIES EXCHANGE ACT 1934*


                                 AboveNet, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00374N107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed

     |_|  Rule 13d-1(b)

     |X|  Rule 13d-1(c)

     |_|  Rule 13d-1(d)


----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------
CUSIP No. 00374N107
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               JGD Management Corp.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 730,573 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             730,573 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               730,573 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               7.0%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 00374N107
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Investment Limited
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Commonwealth of the Bahamas
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 178,058 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             178,058 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               178,058 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.7%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 00374N107
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Capital Management, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 46,831 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             46,831 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               46,831 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.4%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 00374N107
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Select, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 130,426 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             130,426 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               130,426 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.2%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 00374N107
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Select Unit Trust
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 92,405 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             92,405 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               92,405 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.9%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 00374N107
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Credit Opportunities Fund, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 171,243 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             171,243 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               171,243 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.6%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------------
CUSIP No. 00374N107
-----------------------------

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               York Global Value Partners, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 57,339 Common Shares
  OWNED BY
    EACH           6    SHARED VOTING POWER
  REPORTING
 PERSON WITH                 -0-

                   7    SOLE DISPOSITIVE POWER

                             57,339 Common Shares

                   8    SHARED DISPOSITIVE POWER

                             -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               57,339 Common Shares
--------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.5%
--------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1(a).     NAME OF ISSUER:
               --------------

               AboveNet, Inc.


ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------

               360 Hamilton Avenue
               White Plains, New York 10601


ITEM 2.(a),    NAME OF PERSON FILING; ADDRESS
(b) AND (c)    OF PRINCIPAL BUSINESS OFFICE; CITIZENSHIP:
               -----------------------------------------

     This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing:

     (i) JGD Management Corp. ("JGD"), a Delaware corporation, an affiliate of Dinan Management, L.L.C. ("Dinan Management"), a New York limited liability company, York Select Domestic Holdings, LLC ("York Select Domestic Holdings"), a New York limited liability company, York Select Offshore Holdings, LLC ("York Select Offshore Holdings"), a New York limited liability company, York Credit Opportunities Domestic Holdings, LLC ("York Credit Opportunities Domestic Holdings"), a New York limited liability company and York Global Value Holdings, LLC ("York Global Value Holdings"), a New York limited liability Company. JGD is also an affiliate of York Offshore Holdings, Limited ("York Offshore Limited"), a corporation of the Commonwealth of the Bahamas.

    (ii) York Investment Limited ("York Investment"), a corporation of The Commonwealth of The Bahamas.

   (iii) York Capital Management, L.P. ("York Capital"), a Delaware limited partnership.

    (iv)  York Select, L.P. ("York Select"), a Delaware limited partnership.

     (v) York Select Unit Trust ("York Select Trust"), a trust organized under the laws of the Cayman Islands.

    (vi) York Credit Opportunities Fund, L.P. ("York Credit Opportunities"), a Delaware limited partnership.

   (vii) York Global Value Partners, L.P. ("York Global Value"), a Delaware limited partnership.

     York Offshore Limited is the investment manager of York Investment.

     Dinan Management is the General Partner of York Capital.

     York Select Domestic Holdings is the General Partner of York Select.

     York Select Offshore Holdings is the investment manager of York Select
Trust.

     York Credit Opportunities Domestic Holdings is the General Partner of York Credit Opportunities.

     York Global Value Holdings is the General Partner of York Global Value.

     JGD is also filing this statement on behalf of certain other accounts ("Managed Accounts") which it manages.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
               ------------------------------------

     The address of each of JGD, York Investment, York Capital, York Credit Opportunities, York Select, York Select Trust and York Global Value is:


          c/o York Capital Management
          390 Park Avenue
          New York, NY 10022

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               ----------------------------

               Common Shares


ITEM 2(e).     CUSIP NUMBER:
               ------------

               00374N107


ITEM 4.(a),
(b) AND (c)    OWNERSHIP.
               ---------

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (i)  JGD
          ---

          (a)  Amount beneficially owned: 730,573 shares.
                                          --------------

          (b)  Percent of class: 7.0%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 730,573 shares.
                                                          --------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 730,573 shares.
                    --------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

    (ii)  York Investment
          ---------------

          (a)  Amount beneficially owned: 178,058 shares.
                                          --------------

          (b)  Percent of class: 1.7%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 178,058 shares.
                                                          --------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 178,058 shares.
                    --------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

   (iii)  York Capital
          ------------

          (a)  Amount beneficially owned: 46,831 shares.
                                          -------------

          (b)  Percent of class: 0.4%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 46,831 shares.
                                                          -------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 46,831 shares.
                    -------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

    (iv)  York Select
          -----------

          (a)  Amount beneficially owned: 130,426 shares.
                                          --------------

          (b)  Percent of class: 1.2%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 130,426 shares.
                                                          --------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 130,426 shares.
                    --------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

     (v)  York Select Trust
          -----------------

          (a)  Amount beneficially owned: 92,405 shares.
                                          -------------

          (b)  Percent of class: 0.9%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 92,405 shares.
                                                          -------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 92,405 shares.
                    -------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

    (vi)  York Credit Opportunities
          -------------------------

          (a)  Amount beneficially owned: 171,243 shares.
                                          --------------

          (b)  Percent of class: 1.6%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 171,243 shares.
                                                          --------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 171,243 shares.
                    --------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

   (vii)  York Global Value
          -----------------

          (a)  Amount beneficially owned: 57,339 shares.
                                          -------------

          (b)  Percent of class: 0.5%.
                                 ---

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or direct the vote 57,339 shares.
                                                          -------------

              (ii)  Shared power to vote or direct the vote -0-.
                                                            ---

             (iii) Sole power to dispose or direct the disposition of 57,339 shares.
                    -------------

              (iv)  Shared power to dispose or direct the disposition of -0-.
                                                                         ---

     The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 10,450,257 Common Shares, outstanding on December 31, 2004. This information was provided by the issuer's General Counsel. As is set forth below, the issuer does not have a current Form 10-K or Form 10-Q, which would verify this information, filed with the Securities and Exchange Commission.

     The Reporting Persons are filing this Statement on Form 13G based on the belief that the Common Stock of the issuer was registered pursuant to The Securities Exchange Act of 1934 by the filing of a Form 8-A on September 8, 2003 and remains so registered. In a Form 8-K filed by the issuer on August 11, 2004, however, the issuer stated "The Company does not have audited financial statements for the years 2001, 2002 or 2003 and is not current with its quarterly or annual financial filings with the SEC. As a result, the Company does not believe adequate current public information exists regarding its business and financial condition to support a market in its securities. Persons who propose to invest in the Company's securities do so at their own risk."


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               ---------------------------------------------------------------

     The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Shares.

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005




                                         JGD Management Corp.

                                         /s/ Adam J. Semler
                                         ----------------------------
                                         Adam J. Semler
                                         Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005


                                         YORK INVESTMENT LIMITED

                                         By: YORK OFFSHORE HOLDINGS LIMITED


                                         By: /s/ Adam J. Semler
                                             ------------------------------
                                             Adam J. Semler
                                             Director

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005


                                         YORK CAPITAL MANAGEMENT, L.P.

                                         By: DINAN MANAGEMENT, L.L.C.


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005.


                                         YORK SELECT, L.P.

                                         By: YORK SELECT DOMESTIC HOLDINGS, LLC


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: October __, 2004


                                         YORK SELECT UNIT TRUST

                                         By: YORK SELECT OFFSHORE HOLDINGS, LLC


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005


                                         YORK CREDIT OPPORTUNITIES
                                         FUND, L.P.

                                         By: YORK CREDIT OPPORTUNITIES DOMESTIC
                                             HOLDINGS, LLC


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer

ITEM 10.       CERTIFICATION.
               -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: February 14, 2005


                                         YORK GLOBAL VALUE PARTNERS, L.P.

                                         By: YORK GLOBAL VALUE HOLDINGS, LLC


                                         By: /s/ Adam J. Semler
                                             ---------------------------
                                             Adam J. Semler
                                             Chief Financial Officer